CONSULTANT AGREEMENT

This agreement dated ____August 10, 2014_________________, is made By and Between _Little Neck Health Connection, Inc. , whose address is _245-16 Horace Harding Parkway, Little Neck, NY, 11362, referred to as "Company", AND _Kathy Chow, whose address is __________________, referred to as "Consultant."

1. Consultation Services. The company hereby employs the consultant to perform the following services in accordance with the terms and conditions set forth in this agreement: The consultant will consult with the officers and employees of the company concerning matters relating to the management and organization of the company, their financial policies, the terms and conditions of employment, and generally any matter arising out of the business affairs of the company.  The consultant will also use Vitamin product knowledge, product information and available resources to educate customers and assist them in making product selections that are right for them.

The scope of services includes: participate in learning and development activities (product education) in order to provide optimal customer service; maintain a professional and courteous relationship with customers; create a positive work environment; understand, support and achieve established sales goals and objectives; perform regular maintenance; clean shelves, backrooms, windows and floors; assist in unloading stock, stocking shelves, checking products against invoices, sorting and distributing stock, pricing merchandise, cleaning fixtures and displaying products; perform category maintenance by rotating products; identify damaged and expired products; operate the cash register and execute customer transactions efficiently; responsible for all register functions and adheres to and follows up on the bank deposit process.

2. Terms of Agreement. This agreement will begin _____August 10, 2014___________ and will end ______August 10, 2015_. Either party may cancel this agreement on thirty (30) days notice to the other party in writing, by certified mail or personal delivery.

3. Time Devoted by Consultant. It is anticipated the consultant will spend approximately one year in fulfilling its obligations under this contract. The particular amount of time may vary from day to day or week to week. However, the consultant shall devote a minimum of 160 hours per month to its duties in accordance with this agreement.

4. Place Where Services Will Be Rendered. The consultant will perform most services in accordance with this contract at 245-16 Horace Harding Parkway, Little Neck, New York. In addition the consultant will perform services on the telephone and at such other places as designated by the company to perform these services in accordance with this agreement.

5. Payment to Consultant. The consultant will be paid $5,000.00 per month regardless of the amount of time spent in accordance with this agreement. The consultant will submit an itemized statement setting forth the time spent and services rendered, and the company will pay the consultant the amounts due as indicated by statements submitted by the consultant within ten (10) days of receipt.

6. Independent Contractor. Both the company and the consultant agree that the consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

7. Confidential Information. The consultant agrees that any information received by the consultant during any furtherance of the consultant's obligations in accordance with this contract, which concerns the personal, financial or other affairs of the company will be treated by the consultant in full confidence and will not be revealed to any other persons, firms or organizations.

8. Employment of Others. The company may from time to time request that the consultant arrange for the services of others. All costs to the consultant for those services will be paid by the company but in no event shall the consultant employ others without the prior authorization of the company.

9. Signatures. Both the company and the consultant agree to the above contract.

COMPANY

____________/s/ Jiayue Zhang__ __________________________

By:Jiayue Zhang

Little Neck Health Connection, Inc.

____/s/ Kathy Chow___________ __________________________

CONSULTANT